As filed with the Securities and Exchange Commission on November 8, 2023

Registration No. 333-213102

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

(POST-EFFECTIVE AMENDMENT NO. 2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in governing instruments)

Maryland	45-2681082
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2529 Virginia Beach Blvd.

Virginia Beach, Virginia 23452
(757) 627-9088

(Address, including zip code, of principal executive offices)

Wheeler Real Estate Investment Trust, Inc.

2016 Long-Term Incentive Plan

(Full title of the plan)

Kaufman & Canoles, P.C.

150 W. Main Street, Suite 2100

Norfolk, VA 23510

(757) 624-3000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Daniel P. Raglan, Esq.
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, NY 10281
(212) 504-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment No. 2”) relates to the Registration Statement on Form S-8 (File No. 333-213102) filed with the Securities and Exchange Commission (the “SEC”) by Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”) on August 12, 2016, as amended by Post-Effective Amendment No. 1 thereto (File No. 333-213102) filed with the SEC on April 7, 2017 (as so amended, the “2016 Registration Statement”), and is being filed to adjust the number of securities covered by the 2016 Registration Statement pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), and related interpretations of the staff of the SEC.

The 2016 Registration Statement registered 5,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company, to be issued pursuant to the Company’s 2016 Long-Term Incentive Plan. On March 31, 2017, the Company completed a one-for-eight reverse stock split of shares of its Common Stock (the “First Reverse Stock Split”), the effect of which was to reduce the number of shares of Common Stock covered by the 2016 Registration Statement to 625,000 shares of Common Stock. On August 17, 2023, the Company completed a one-for-ten reverse stock split of shares of its Common Stock (the “Second Reverse Stock Split”, and together with the First Stock Split, the “Reverse Stock Splits”). Accordingly, the purpose of this Post-Effective Amendment No. 2 is to proportionately reduce the number of shares of Common Stock covered by the 2016 Registration Statement (taking into account the Reverse Stock Splits). As a result, as of August 17, 2023, on a post-reverse stock split basis, the 2016 Registration Statement now covers a maximum of 62,500 shares of Common Stock.

Except to the extent specified herein, the 2016 Registration Statement, as originally filed, is not amended or otherwise affected by this Post-Effective Amendment No. 2.

PART II

information required in the registration statement

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated in this Registration Statement by reference:

●	Prospectus dated September 29, 2023 filed with the SEC on September 29, 2023 pursuant to Rule 424(b) of the Securities Act in connection with the Company’s Registration Statement on Form S-11 (File No. 333- 274329);

●	Annual Report on Form 10-K filed with the SEC on March 2, 2023;

●	Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2023, August 8, 2023 and November 7, 2023;

●	Current Reports on Form 8-K filed with the SEC on May 19, 2023, May 22, 2023, May 22, 2023, June 5, 2023, June 14, 2023, June 28, 2023, July 18, 2023, August 8, 2023, August 17, 2023, September 1, 2023, September 5, 2023, September 7, 2023, September 18, 2023, October 6, 2023, October 18, 2023 and November 7, 2023;

●	Definitive Proxy Statement filed with the SEC on April 6, 2023; and

●	The description of Common Stock contained in Form 8-A, filed with the SEC on October 23, 2012, as amended on October 24, 2012.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services (in which case liability is limited to the value of the benefit or profit actually received) or (b) active and deliberate dishonesty established by a judgment or final adjudication as being material to the cause of action. The charter of the Company expressly limits the personal liability of our directors and officers for money damages to the maximum extent permitted by Maryland law.

The charter of the Company provides that it has the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers, whether serving us or any other entity at our request, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The Company has exercised this power by adopting a bylaw that requires the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our present and former directors and officers as provided above.

Notwithstanding the Company’s charter and bylaws, the MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the Company. The effect of these insurance policies is to indemnify any directors or officers of the Company against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the maximum extent permitted under Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified upon our receipt of certain affirmations and undertakings. We also intend to enter into indemnification agreements with future directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Document
4.1	Articles of Amendment and Restatement of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 5, 2016 (Filed as exhibit to Form 8-K, filed on August 8, 2016).
4.2	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on September 16, 2016 (Filed as exhibit to Form 8-K, filed on September 20, 2016).
4.3	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on December 1, 2016 (Filed as exhibit to Form 8-K, filed on December 5, 2016).
4.4	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).
4.5	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc., filed with SDAT on March 28, 2017 (Filed as exhibit to Form 8-K, filed on April 3, 2017).
4.6	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 29, 2016 (Filed as exhibit to Form 8-K, filed on May 29, 2020).
4.7	Certificate of Correction of Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on May 3, 2018 (Filed as exhibit to Form 8-K, filed on May 4, 2018).
4.8	Articles Supplementary of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on July 8, 2021 (Filed as an exhibit to Form 8-K, filed on July 8, 2021).
4.9	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 5, 2021 (Filed as an exhibit to Form 8-K, filed on November 5, 2021).
4.10	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on November 29, 2021 (Filed as an exhibit to Form 8-K, filed on November 29, 2021).
4.11	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 16, 2023 (Filed as an exhibit to Form 8-K, filed on August 17, 2023).
4.12	Articles of Amendment of Wheeler Real Estate Investment Trust, Inc. filed with SDAT on August 16, 2023 (Filed as an exhibit to Form 8-K, filed on August 17, 2023)
4.13	Bylaws of Wheeler Real Estate Investment Trust, Inc., as amended (Filed as exhibit to Form 8-K, filed on May 29, 2020).
4.14	Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form S-11 (Registration No. 333-198245) filed on August 20, 2014 pursuant to the Securities Act of 1933).
4.15	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series A Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on April 15, 2015).
4.16	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Series B Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on July 15, 2016).
4.17	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Designation of Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on September 20, 2016).
4.18	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. Amended Designation of Additional Series D Cumulative Convertible Preferred Units (Filed as exhibit to Form 8-K, filed on December 5, 2016).
4.19	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (Filed as exhibit to Form 8-K, filed on September 5, 2019).
4.20	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P., dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).
4.21	Amendment to the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).
4.22	Form of Certificate of Common Stock of Wheeler Real Estate Investment Trust, Inc. (Filed as an exhibit to Form S-11, filed on September 1, 2023).
4.23	Form of Certificate of Series B Preferred Stock of Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form S-11/A (Registration No. 333-194831) filed on April 23, 2014 pursuant to the Securities Act of 1933).
4.24	Form of Certificate of Series D Preferred Stock of Wheeler Real Estate Investment Trust, Inc. (Filed as exhibit to Form 8-K, filed on September 20, 2016).
4.25	Indenture, dated as of August 13, 2021 between Wheeler Real Estate Investment Trust Inc. and Wilmington Savings Fund Society, FSB., as trustee (including form of Note) (Filed as an exhibit to Form 8-K, filed on August 16, 2021).
4.26	Common Stock Purchase Warrant, dated December 22, 2020 (Filed as an exhibit to Form 8-K, filed on December 23, 2020).
4.27	Form of Common Stock Purchase Warrant, dated March 12, 2021 (Filed as an exhibit to Form 8-K, filed on March 12, 2021).
5.1	Opinion of Gordon Feinblatt LLC*
10.1	Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan (Filed as exhibit to Form 8-K, filed on June 16, 2016)
10.2	Amendment No. 1 to Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan (Filed as exhibit to Form S-11, filed on September 1, 2023)
10.3	Amendment No. 2 to Wheeler Real Estate Investment Trust, Inc. 2016 Long-Term Incentive Plan*
23.1	Consent of Cherry Bekaert LLP*
23.2	Consent of Gordon Feinblatt LLC (included in Exhibit 5.1)*
24.1	Power of Attorney (included on Signature Page of Registration Statement)*

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia, on November 8, 2023.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
M. Andrew Franklin
Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Crystal Plum
Crystal Plum
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, designates, constitutes and appoints M. Andrew Franklin and Crystal Plum, and each of them (with full power and authority to act without the other), his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ M. Andrew Franklin
M. Andrew Franklin	Chief Executive Officer and President (Principal Executive Officer)	November 8, 2023

/s/ Crystal Plum
Crystal Plum	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 8, 2023

/s/ Stefani D. Carter
Stefani D. Carter	Chair of the Board	November 8, 2023

/s/ E.J. Borrack
E.J. Borrack	Director	November 8, 2023

/s/ Kerry G. Campbell
Kerry G. Campbell	Director	November 8, 2023

/s/ Saverio M. Flemma
Saverio M. Flemma	Director	November 8, 2023

/s/ Megan Parisi
Megan Parisi	Director	November 8, 2023

/s/ Dennis Pollack
Dennis Pollack	Director	November 8, 2023

/s/ Joseph D. Stilwell
Joseph D. Stilwell	Director	November 8, 2023